EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: James E. Mahoney 617-434-9552 Investor Contact: John A. Kahwaty 617-434-3650

FLEETBOSTON REPORTS THIRD QUARTER NET INCOME

OF $675 MILLION OR $.64 PER SHARE; EPS UP 16% FROM PRIOR YEAR

BOSTON, MA, October 15, 2003 – FleetBoston Financial (NYSE: FBF) today reported third quarter net income of $675 million, or $.64 per share, compared with net income of $579 million, or $.55 per share, in the third quarter of last year. For the first nine months of 2003, net income was $1.9 billion, or $1.76 per share, compared with $928 million, or $.87 per share for the first nine months of 2002.

The growth in earnings was led by a number of factors including higher revenues, significantly improved credit quality, improved performance in several business lines, and expense control. The quarter was also marked by ongoing progress in gaining added customer business and continued sequential earnings growth in each of the Corporation’s domestic personal and commercial business segments.

The Corporation’s risk reduction efforts have resulted in the fifth consecutive quarterly decline in nonperforming assets. These problem assets declined by an additional 10%, or $263 million, in the third quarter to $2.3 billion and are down by 38% in the past year.

Chad Gifford, Chairman and Chief Executive Officer said, “The strength of our third quarter performance provides another concrete sign that this company is heading in the right direction. The strategy adopted last year to focus on our proven business strengths and reduce risk is unquestionably gaining traction. Our energies are more and more devoted to new business generation and we are seeing results. Domestic nonperforming assets are now at their lowest level in over three years and several of our underperforming businesses achieved profitability this quarter. We look forward to continuing to demonstrate progress for our shareholders.”

Eugene M. McQuade, President and Chief Operating Officer, remarked, “Each of our key customer franchises continues to perform well. We are hard at work in bringing the full power of the Fleet franchise to the markets we serve. Our market leadership model introduced in September is designed to intensify our business efforts at the local level. Our recent brand campaign has increased customer awareness and usage of Fleet products. The success of our customer focus has helped counter the effects of the sluggish economy. Clearly, our employees are increasingly energized and successful in driving revenue growth. Our momentum looks strong as we near the end of this year and plan for next.”

Third Quarter Highlights

Noninterest income grew 10% from the second quarter and 3% from the prior year quarter driven by improved revenues from the principal investing business, higher levels of investment services revenue and increased banking fees and commissions (noninterest income grew 17% and 4%, respectively, including credit and net Argentine charges recorded in prior quarters). Net interest income grew $21 million from the prior year quarter due to higher earning asset levels and declined $46 million from the second quarter mainly reflecting increased premium amortization from a much higher level of refinancings of mortgage-related assets, as well as a decline in revenue from interest rate swaps used to hedge the overall rate risk position. Noninterest expense was relatively unchanged in both comparisons.

Loan loss reserves stood at $3.1 billion, or 2.5% of total loans. Total credit costs were $265 million in the current quarter compared with $315 million in the second quarter and $370 million in the third quarter of last year. Net loan chargeoffs were $321 million this quarter, $488 million in the second quarter and $486 million in the prior year quarter (excluding Argentina, net loan chargeoffs were $265 million, $410 million and $352 million, respectively).

Total assets at September 30, 2003 were $196 billion, compared with $187 billion at September 30, 2002. The increase from a year ago is primarily due to higher levels of consumer loans and securities, partially offset by declines in domestic commercial loans and Latin American exposures reflecting the execution of previously announced risk reduction strategies. Stockholders’ equity amounted to $17.6 billion at September 30, 2003, with a common equity to assets ratio of 8.8%.

A detailed financial package containing supplemental information on the third quarter financial results can be found by accessing the Investor Relation’s section of the Corporation’s web site www.fleet.com. Robert C. Lamb, Jr., Executive Vice President and Chief Financial Officer, will host a conference call today at 8:00 a.m. (ET) to discuss the earnings results. Interested parties may access the conference call by calling 888-324-9556 (domestic) or 210-234-0239 (international) with a passcode of “Fleet”. Media and individuals will be in a listen only mode. Participants are asked to call in a few minutes prior to the call in order to register for the event.

Internet access to the call is also available (listen only) by going to the Investor Relations section of http://www.fleet.com. A replay of the call will be available through October 17, 2003 – 5:00 p.m. (ET) by calling 800-964-4458 (domestic) or 402-344-6794 (international) with no passcode or by going to the fleet.com website.

This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social uncertainties in Latin America; (3) developments concerning credit quality, including the resultant effect on the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses; (4) continued weakness in domestic commercial loan demand, and the impact of that weakness on the Corporation’s lending activities; (5) changes in customer borrowing, repayment, investment and deposit practices; (6) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (7) changes in the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities; (8) continued weakness in the global capital markets and the impact of that weakness on the Corporation’s principal investing and other capital markets-related businesses, and its wealth management and brokerage businesses, as well as the availability and terms of funding necessary to meet the Corporation’s liquidity needs; (9) changes in competitive product and pricing pressures within the Corporation’s markets; (10) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry; (11) changes in accounting rules, policies, practices and procedures; (12) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries; (13) the effectiveness of instruments and strategies used to hedge or otherwise manage the Corporation’s exposure to various types of market and credit risk; and (14) the effects of terrorist activities or other hostilities, including geopolitical stresses in the Middle East and other areas. For further information, please refer to the Corporation’s reports filed with the SEC.

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FleetBoston Financial

Financial Highlights

Three Months Ended			Nine Months Ended
September 30, 2003	September 30, 2002		September 30, 2003	September 30, 2002
		For the Period ($ in millions)
$675	$579	Net Income (Loss)	$1,866	$928
675	597	Continuing Operations	1,823	1,227
—	(18)	Discontinued Operations	43	(299)
2,934	2,857	Revenue	8,470	8,644
1,611	1,593	Total Expense	4,778	4,738
265	352	Provision for Credit Losses	830	2,010

		Per Common Share
$.64	$.55	Earnings per share – Net Income	$1.76	$.87
.64	.57	Continuing Operations	1.72	1.16
—	(.02)	Discontinued Operations	.04	(.29)
.35	.35	Cash dividends declared	1.05	1.05
16.46	15.84	Book value (period-end)	16.46	15.84

		At Period-End ($ in billions)
$196.4	$187.2	Assets	$196.4	$187.2
126.3	117.1	Loans	126.3	117.1
132.5	121.5	Deposits	132.5	121.5
17.6	16.9	Total stockholders’ equity	17.6	16.9

		Ratios
1.39%	1.23%	Return on average assets	1.28%	.65%
15.53	13.80	Return on common equity	14.57	7.11
3.68	3.86	Net interest margin	3.78	4.05
9.0	9.0	Total equity/assets (period-end)	9.0	9.0
6.7	6.5	Tangible common equity/assets	6.7	6.5
8.6	8.2	Tier 1 risk-based capital ratio *	8.6	8.2
11.8	11.8	Total risk-based capital ratio *	11.8	11.8

		Asset Quality ($ in millions)
$2,340	$3,759	Nonperforming assets	$2,340	$3,759
1,141	1,858	Non-Argentine	1,141	1,858
1,199	1,901	Argentina	1,199	1,901
3,128	3,727	Reserve for credit losses	3,128	3,727
1.85%	3.20%	Nonperforming assets as a % of related assets	1.85%	3.20%
0.92	1.62	Non-Argentine	0.92	1.62
54.40	59.95	Argentina	54.40	59.95
2.48	3.18	Reserve for credit losses to period-end loans	2.48	3.18
165	113	Reserve for credit losses to nonperforming loans	165	113
1.03	1.65	Net charge-offs/average loans	1.56	2.06

*	September 30, 2003 are estimates

FleetBoston Financial

Consolidated Income Statements

($ in millions)

Three Months Ended			Nine Months Ended
September 30, 2003	September 30, 2002		September 30, 2003	September 30, 2002
$1,552	$1,531	Net interest income (FTE)	$4,772	$4,919
		Noninterest income:
387	379	Investment services revenue	1,120	1,188
401	386	Banking fees and commissions	1,170	1,152
286	211	Capital markets-related revenue	415	343
151	195	Credit card revenue	461	522
157	155	Other	532	520

1,382	1,326	Noninterest income	3,698	3,725

2,934	2,857	Total revenue	8,470	8,644

		Noninterest expense:
860	838	Employee compensation and benefits	2,507	2,476
131	125	Occupancy	388	382
107	117	Equipment	339	361
19	21	Intangible asset amortization	59	65
—	4	Merger and Restructuring costs	—	17
494	488	Other	1,485	1,437

1,611	1,593	Total expense	4,778	4,738

1,323	1,264	Income from continuing operations before provision and income taxes	3,692	3,906
265	352	Provision for credit losses	830	2,010
383	315	Income taxes and tax-equivalent adjustment from continuing operations	1,039	669

$675	$597	Net income from continuing operations	$1,823	$1,227

—	(18)	Net Income (loss) from discontinued operations, (net of tax)	43	(299)

$675	$579	Net income	$1,866	$928

$.64	$.57	Diluted earnings per share – continuing operations	$1.72	$1.16
.64	.55	Diluted earnings per share	1.76	.87

FleetBoston Financial

Consolidated Balance Sheets

($ in millions)

	September 30, 2003	September 30, 2002
ASSETS:
Cash and equivalents	$14,115	$14,965
Securities	30,844	28,503
Trading assets	4,151	4,594
Loans and leases	126,344	117,053
Reserve for credit losses	(3,128)	(3,727)
Due from brokers/dealers	4,953	4,327
Intangible assets	4,560	4,699
Other assets	14,559	16,774

Total assets	$196,398	$187,188

LIABILITIES:
Deposits	$132,515	$121,481
Short-term borrowings	14,342	11,816
Due to brokers/dealers	5,008	4,274
Long-term debt	16,350	20,680
Other liabilities	10,589	12,071

Total liabilities	178,804	170,322

STOCKHOLDERS’ EQUITY:
Preferred stock	271	271
Common stock	17,323	16,595

Total stockholders’ equity	17,594	16,866

Total liabilities and stockholders’ equity	$196,398	$187,188